EXHIBIT 99.2
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                                  EXHIBIT 99.2
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                   SALISBURY BANCORP, INC. HELD ANNUAL MEETING


(Lakeville, CT). April 29, 2004. Salisbury Bancorp, Inc. (AMEX:SAL) held its Annual Meeting on April 28, 2004. John F. Perotti, President and Chief Executive Officer of Salisbury Bancorp, Inc. and its subsidiary, Salisbury Bank and Trust Company, presented an overview of the Corporation's financial performance to the board of directors and shareholders.

At the meeting, shareholders re-elected John F. Perotti and Michael A. Varet to three year terms on the Board of Directors which includes six (6) other directors whose terms did not expire at this years Annual Meeting. Shareholders also ratified the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors of the Company.

Salisbury Bancorp, Inc. announced today that net income for the first quarter of 2004 was $1,071,777 or $.75 per share. This compares to 2003 first quarter earnings of $1,029,030 or $.72 per share.

The Company previously announced a first quarter dividend of $.24 per common share that was paid on April 28, 2004 to shareholders of record as of March 31, 2004. This compares to a $.23 per share dividend that was paid to shareholders for the first quarter of 2003.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $320 million and equity capital in excess of $30 million, which has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.